Exhibit 99.1

Essential Properties Realty Trust, Inc. Announces Dividend for the Fourth Quarter 2018

December 10, 2018

PRINCETON, N.J.—(BUSINESS WIRE)—Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.21 per share of common stock for the fourth quarter of 2018. This represents an annualized dividend of $0.84 per share. The dividend is payable on January 14, 2019 to stockholders of record as of the close of business on December 31, 2018.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of September 30, 2018, the Company’s portfolio consisted of 645 freestanding net lease properties with a weighted average lease term of 14.3 years and a weighted average rent coverage ratio of 2.8x. As of the same date, the Company’s portfolio was 99.8% leased to 153 tenants operating 162 different concepts in 15 distinct industries across 42 states.

Investor/Media:

Essential Properties Realty Trust, Inc.

Daniel Donlan

Senior Vice President, Capital Markets

609-436-0619

info@essentialproperties.com

Source: Essential Properties Realty Trust, Inc.